UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ShengdaTech Liquidating Trust

(Exact name of registrant as specified in its charter)

Nevada	30 - 6327638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Alvarez & Marsal Holdings, LLC 100 Pine Street, Suite 900 San Francisco, California 94111	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

Securities to be registered pursuant to Section 12(b) of the Exchange Act: None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Beneficial Interests in the Trust

Established Under the Liquidating Trust

Agreement

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐; Non-accelerated filer ☐; Smaller reporting company ☒

INDEX TO THE FORM 10

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PRELIMINARY NOTE

The ShengdaTech Liquidating Trust (the “Trust”) was established pursuant to the First Amended Chapter 11 Plan of Reorganization, as Modified (the “Plan”), dated as of August 30, 2012, of ShengdaTech, Inc. (“SDTH” or the “Debtor”), which was confirmed by order (the “Confirmation Order”) of the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”). The Trust was established on October 17, 2012, the Plan’s effective date.

A copy of the Plan is filed as Exhibit 2.1 to this Registration Statement. Capitalized terms used in this Registration Statement but not defined herein shall have the meanings ascribed to such terms in the Plan. For additional background information regarding the Trust and SDTH, a copy of the First Amended Disclosure Statement (the “Disclosure Statement”) is filed as Exhibit 2.2 to this Registration Statement. In addition, a copy of the Confirmation Order is filed as Exhibit 99.1 hereto.

ITEM 1. BUSINESS

A.	The Trust and the Plan

1.	Overview

The Trust is created on behalf of, and for the benefit of, the Liquidating Trust Beneficiaries, with an initial term of three years, subject to extension with approval of the Bankruptcy Court, and is intended to qualify as a “liquidating trust” for federal income tax purposes. The Liquidating Trust Beneficiaries are the Holders of Claims and Equity Interests under the Plan. The beneficial interests in the Trust (the “Trust Interests”) are not transferable except by will, intestate succession or operation of law.

The Plan provides that the Trust will wind-down the Debtor’s affairs and make periodic and final distributions of the proceeds of the Liquidating Trust Assets in accordance with the terms of the Plan. As set forth in the Plan, the Liquidating Trust Assets include all of the assets of the Debtor, including, without limitation, (i) cash in the Debtor’s Bank Account on the Effective Date, (ii) the Debtor’s Equity Interests in its wholly-owned subsidiary, Faith Bloom Limited (“Faith Bloom”), (iii) all claims held by the Debtor against Faith Bloom and Faith Bloom’s subsidiaries, Shandong Haize Nanomaterials Co., Ltd., Shandong Bangsheng Chemical Co., Ltd., Shaanxi Haize Nanomaterials Co., Ltd., Zibo Jiaze Nanomaterials Co., Ltd. and Anhui Yuanzhong Nanomaterials Co., Ltd (the “PRC Subsidiaries”), (iv) the Debtor’s interest in certain directors and officers insurance policies, if transferable, and the proceeds thereof, (v) all Claims and Causes of Action held by the Debtor, and (vi) any other assets of the Debtor that are recovered by the Trust and the proceeds thereof.

The Plan establishes, among other things, that the Trust will pursue litigation against the PRC Subsidiaries and prosecute certain other Causes of Action (all as discussed more fully in Item 8 below), hold and ultimately sell Faith Bloom’s shares in the PRC Subsidiaries, pursue any objections to Claims or Equity Interests, execute the provisions governing Distributions to Holders of Allowed Claims or Allowed Equity Interests and facilitate the process for resolving Disputed Claims or Disputed Equity Interests Filed against the Debtor. For a more detailed description of the Claims and Equity Interests, see Section B - “Claims and Equity Interests” of this Registration Statement.

The Bankruptcy Court has retained exclusive jurisdiction over the Trust and the Liquidating Trust Assets as provided in the Plan, including the determination of all controversies and disputes arising under or in connection with the Trust.

For additional information regarding the Trust, the Liquidating Trust Agreement is attached as Exhibit 4.1 to this Registration Statement.

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2.	Operations and Management

The Trust is funded by the cash held by the Debtor as of October 17, 2012 (the “Effective Date”) and by the proceeds of the Liquidating Trust Assets. In addition, the Liquidating Trustee has the ability to take out loans, including from Creditors, and to accept investments, including from Creditors, and may agree to repay such Creditors with, inter alia, interest, fees, success fees, bonuses, and/or additional percentage recoveries. The Liquidating Trustee has the authority to negotiate such arrangements and enter into them with the approval of the majority of the Liquidating Trust Advisory Board. The Liquidating Trustee also has the authority to pledge assets to secure loans or investments, as necessary, to fund the Trust’s recovery efforts.

The cash, proceeds of the Liquidating Trust Assets and the proceeds of any loans or other arrangements will be used to fund the Trust’s recovery efforts, including (i) funding the litigation in the PRC against the PRC Subsidiaries, (ii) funding expenses incurred by Faith Bloom subject to the terms of the intercompany note between the Debtor and Faith Bloom, (iii) funding the operations of the PRC Subsidiaries should the Trust ultimately gain control of such subsidiaries, (iv) funding the administration of the Trust and Distributions under the Plan and (v) purchasing insurance.

As of the Effective Date, Michael Kang was appointed as the Liquidating Trustee and will serve in that capacity until the earlier of (i) the date that the Trust is dissolved in accordance with Article 6.2(j) of the Plan, and (ii) the date such Liquidating Trustee resigns, is terminated or is otherwise unable to serve, provided, however, that, in the event that the Liquidating Trustee resigns, is terminated or is unable to serve, then the Bankruptcy Court, upon the motion of any party-in-interest, shall approve a successor to serve as the Liquidating Trustee, and such successor Liquidating Trustee shall serve in such capacity until the Trust is dissolved. The Trust has no employees.

As of the Effective Date, the Liquidating Trust Advisory Board was appointed to consult with the Liquidating Trustee from time to time on various matters as set forth in the Liquidating Trust Agreement. As discussed more fully herein, the actions of the Liquidating Trustee are, in certain circumstances, subject to approval by the Liquidating Trust Advisory Board and/or the Bankruptcy Court

The Liquidating Trust Advisory Board is comprised of CQS (Hong Kong) Limited, acting as investment advisor for and on behalf of CQS Asia Master Fund Limited and CQS Convertible and Quantitative Strategies Master Fund Limited, Daiwa America Strategic Advisors Corporation, Advent Capital Management, LLC, AG OFCON, LLC and Zazove Associates, LLC.

Prior to the creation of the Trust, the Liquidating Trust Advisory Board members (the “Liquidating Trust Advisory Board Members”) were members of the Official Committee of Unsecured Creditors appointed in the Chapter 11 case of SDTH. As part of the Confirmation Order, the Liquidating Trust Advisory Board Members were appointed to the Liquidating Trust Advisory Board as of the Effective Date, and their appointment was approved by the Bankruptcy Court. The Liquidating Trust Advisory Board Members are holders of Class 3 Claims under the Plan and therefore hold Trust Interests in the Trust.

Upon creation of the Trust, Donald Yaw, who is one of the named plaintiffs in a securities class action case filed against SDTH, was a Liquidating Trust Advisory Board Member. Mr. Yaw resigned his position as a Liquidating Trust Advisory Board Member and his position has not been filled.

The Liquidating Trust Advisory Board has the rights and powers set forth in the Liquidating Trust Agreement.

3.	Specific Duties and Responsibilities

The Trust does not have directors or executive officers. The management and executive authority over the Trust resides in the Liquidating Trustee, who is required to consult with the Liquidating Trust Advisory Board in certain circumstances. The Liquidating Trust Agreement provides that, within the limitations set forth therein, and subject to the oversight provisions set forth in the Liquidating Trust Agreement (including the approval rights of the Liquidating Trust Advisory Board set forth in Article 5.4 of the Liquidating Trust Agreement), the responsibilities and authority of the Liquidating Trustee shall include, among other things set forth in Article 3.2 of the Liquidating Trust Agreement, the following (and activities reasonably incidental thereto):

•	holding legal title (on behalf of the Trust as Liquidating Trustee, but not individually) to and administering the Liquidating Trust Assets, including the Causes of Action and any rights held by the Trust in any case or proceeding under the Bankruptcy Code, similar state laws, foreign insolvency laws or otherwise and receiving any distribution therein, in each case, on any terms and conditions as he may determine in good faith based on the best interests of the Liquidating Trust Beneficiaries;

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•	protecting and enforcing the rights to the Liquidating Trust Assets vested in the Trust by the Plan by any method deemed appropriate in his reasonable business judgment, including by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

•	selling or liquidating the Liquidating Trust Assets subject to Article 6.3 of the Plan;

•	making Distributions as contemplated in the Liquidating Trust Agreement and under the Plan;

•	funding (i) Faith Bloom in furtherance of the efforts of Faith Bloom to gain control of the PRC Subsidiaries and (ii) the PRC Subsidiaries once Faith Bloom gains control thereof;

•	pledging the assets of the Debtor, Faith Bloom and/or the PRC Subsidiaries to secure loans or back guaranty obligations in connection with the ongoing litigation in the PRC or otherwise;

•	calculating and implementing Distributions to the Liquidating Trust Beneficiaries in accordance with the Plan and the Liquidating Trust Agreement;

•	taking such actions as are necessary to pursue, prosecute, resolve or compromise, as appropriate, all Causes of Action;

•	implementing, enforcing, or discharging all of the terms, conditions, and all other provisions of, and all duties and obligations under, the Plan, the Confirmation Order, and the Liquidating Trust Agreement;

•	taking such actions as are necessary to wind down the Debtor, including, without limitation, filing tax returns and taking any actions necessary to dissolve the Debtor under Nevada law; and

•	taking such other actions as are necessary and reasonable to carry out the purposes of the Liquidating Trust.

The Trust has no Board of Directors, no Audit Committee, and no director serving as a designated financial expert, as the Trust is a limited-purpose entity with a narrowly specified purpose, limited life, and minimal staffing. The actions of the Liquidating Trustee are prescribed by the Liquidating Trust Agreement, and circumscribed by the requirements of the Bankruptcy Code and of the Plan. The Liquidating Trustee periodically reports to the Liquidating Trust Advisory Board as to the status of all material litigation and claim objections and all other material matters affecting the Trust. Additionally, the Liquidating Trustee must submit to the Liquidating Trust Advisory Board for its review and prior approval (by the non-recused members of the Liquidating Trust Advisory Board before taking any action regarding any of the following matters:

•	The commencement, prosecution, settlement, compromise, withdrawal, or other resolution of any Cause of Action by the Liquidating Trustee where the amount sought to be recovered in the complaint or other document initiating such Cause of Action exceeds $50,000;

•	The sale, transfer, assignment, or other disposition of any non-cash Liquidating Trust Assets having a valuation in excess of $50,000;

•	The abandonment of any non-cash Liquidating Trust Assets having a valuation of at least $50,000;

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•	The prosecution of objections to Claims, or the commencement, settlement, compromise, withdrawal, or other resolution of any Disputed Claims, wherein the amount of the asserted Claim exceeds $50,000;

•	The borrowing of any funds by the Liquidating Trustee or the Trust or pledge of any portion of the Liquidating Trust Assets;

•	The selection, retention, or termination of any professional Person or Entity by the Liquidating Trustee after the Effective Date;

•	Any matter which could reasonably be expected to have a material effect on the amount of Distributions to be made by the Liquidating Trustee;

•	The exercise of any right or action set forth in the Liquidating Trust Agreement that expressly requires approval of the Liquidating Trust Advisory Board, unless the applicable provision expressly requires unanimous approval of the Liquidating Trust Advisory Board for the exercise of any such right or action, or as required under the Liquidating Trust Agreement;

•	All investments authorized to be made by the Liquidating Trustee under the Liquidating Trust Agreement;

•	The setting of a Distribution Date or a Distribution Record Date; or

•	Any Distribution to the Liquidating Trust Beneficiaries of cash or other Liquidating Trust Assets.

A proposed action is deemed approved by the Liquidating Trust Advisory Board if such action receives the affirmative vote of a majority of the members of the entire Liquidating Trust Advisory Board then in office.

A unanimous vote (at a meeting or by written consent) of the Liquidating Trust Advisory Board Members is required to remove, with or without cause, the Liquidating Trustee. A Liquidating Trust Advisory Board Member may be removed by the unanimous vote of the other members of the Liquidating Trust Advisory Board only for (I) fraud or willful misconduct in connection with the affairs of the Trust, or (II) cause and shall not be subject to removal without cause. The Liquidating Trust Agreement does not define the term “cause”.

If a Liquidating Trust Advisory Board Member or its representative does not recuse itself from any matters as to which such Liquidating Trust Advisory Board Member has a conflicting interest, that Liquidating Trust Advisory Board Member and its representative may be recused from such matter by the unanimous vote of the remaining members of the Liquidating Trust Advisory Board that are not recused or are required to be recused from the matter. Any action required or permitted to be taken by the Liquidating Trust Advisory Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of those Liquidating Trust Advisory Board Members not recused or required to be recused as evidenced by one or more written consents describing the action taken, signed by the Liquidating Trust Advisory Board and filed with the minutes or proceedings of the Liquidating Trust Advisory Board.

In a matter in which the Liquidating Trustee cannot obtain direction or authority from the Liquidating Trust Advisory Board, the Liquidating Trustee may file a motion requesting such direction or authority from the Bankruptcy Court.

Pursuant to paragraph 35 of the Confirmation Order and Article 12.1 of the Plan, the Bankruptcy Court continues to maintain jurisdiction over the Trust in all significant matters, including, among other things, jurisdiction to:

•	allow, disallow, determine, subordinate, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest;

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•	ensure that all Distributions to Holders of Allowed Claims and Allowed Equity Interests under the Plan and the performance of the provisions of the Plan are accomplished as provided in the Plan and resolve any issues relating to Distributions to Holders of Allowed Claims and Allowed Equity Interests pursuant to the provisions of the Plan;

•	determine and resolve controversies related to the Estate, the Debtor or the Trust from and after the Effective Date; and

•	hear and determine any other matter relating to the Plan.

B.	Claims and Equity Interests

The Plan creates the following “Classes” of Claims and Equity Interests, and it is these Holders of Claims against and Equity Interests the Debtor that have been issued or may be issued Trust Interests:

•	Class 1 consists of Allowed Other Priority Claims, which are claims against the Debtor that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a tax claim under section 507(a)(8) of the Bankruptcy Code or a claim for costs and expenses of administration of the Chapter 11 Case allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code.

•	Class 2 consists of Allowed Secured Claims, which are Claims against the Debtor that are secured by a valid lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Holder of such Claim’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code or, in the case of setoff, section 553 of the Bankruptcy Code.

•	Class 3 consists of the Allowed General Unsecured Claims, which are Claims against the Debtor consisting primarily of the Allowed General Unsecured Claims held by the Noteholders and other miscellaneous ordinary course debt against the Debtor and which expressly exclude those types of Claims described in Classes 4 and 5.

•	Class 4 is comprised of the Allowed Noteholders’ Securities Claims, which are Claims against the Debtor asserted by the purchasers of the Notes or the current holders of the Notes that arise from the rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim.

•	Class 5 consists of the Allowed Shareholders’ Securities Claims, which are (i) any Allowed Claim against the Debtor asserted by the Debtor’s current or former shareholders that arises from the rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim and (ii) the Claim asserted against the Debtor as evidenced by the SEC Proof of Claim.

•	Class 6 is comprised of all of the Allowed Equity Interests, which are the legal, equitable, contractual, or other rights of a Holder of any existing or prospective equity interest in the Debtor (solely in their capacity as Holder thereof), including any rights of any Person to purchase or demand the issuance of any interest in the Debtor, including (i) conversion, exchange, voting, participation, and dividend rights; (ii) liquidation preferences; (iii) stock options, warrants, and put rights; (iv) share-appreciation rights; or (v) any other stock, membership, or equity right pertaining or in any way relating to the Debtor.

In accordance with the Plan, Class 1 and Class 2 Allowed Claims are paid in full. However, the Holders of Allowed Claims in Classes 3, 4 and 5 and Allowed Equity Interests in Class 6 are Impaired (as such term is defined in Section 1124 of the Bankruptcy Code). For a further description of the Classes of Claims and Equity Interests under the Plan and the approximate dollar amount of such Claims and Equity Interests, a copy of the Plan and Disclosure Statement are attached as Exhibits 2.1 and 2.2, respectively.

On the Effective Date, Holders of Claims and Interests in Classes 1 through 6 under the Plan had contingent rights to receive Trust Interests, which entitled them to those distributions set forth in the Plan. Notwithstanding the foregoing or anything in the Plan to the contrary, on the Effective Date, and subject to the next sentence, the Trust was only required to issue Trust Interests to the Holders of Class 1 Claims, Class 2 Claims or Class 3 Claims. Trust Interests will be issued to the Holders of Claims in Classes 4, 5 and 6 when the Liquidating Trustee determines, with the approval of the Liquidating Trust Advisory Board, that such Holders of Claims in Classes 4, 5 or 6 are entitled to Distributions from the Trust. At this time, the Trust cannot predict whether Classes 4, 5 or 6 will be issued Trust Interests.

C.	Background of Debtor

1.	Corporate Organization

The Debtor was organized as a Nevada corporation on May 11, 2001, under the name Zeolite Exploration Company. On March 31, 2006, the Debtor went public by consummating a share exchange transaction with Faith Bloom and its stockholders. SDTH’s wholly owned subsidiary Faith Bloom is the direct parent company of the PRC Subsidiaries. Other than Shandong Bangsheng Chemical Co., Ltd. which, upon information and belief, is not an operating entity, all of the other PRC Subsidiaries are believed to be operating entities (the “PRC Operating Subsidiaries”). The PRC Operating Subsidiaries manufacture a specialty additive known as nano-precipitated calcium carbonate, which is used in a variety of products to enhance their durability and efficiency and is widely used by the paint, paper, plastic and rubber industries in connection with building materials such as PVC. Neither the Debtor nor Faith Bloom are operating entities.

2.	KPMG Report and the Special Committee

The Debtor engaged KPMG as its independent certified public accounting firm from November 11, 2008 until its resignation on April 29, 2011. During this period, KPMG audited the Debtor’s financial statements for the fiscal years ending December 31, 2008 and 2009. When auditing the Debtor’s financial statements for the fiscal year ending December 31, 2010, KPMG reported discovering “potentially serious discrepancies and unexplained issues” relating to the Debtor’s financial records. On March 2, 2011, KPMG contacted and informed the Audit Committee of these potential discrepancies, and, on March 3, 2011, provided written notice to the Audit Committee detailing information relating to, among other things, the inability to confirm sales amounts, sales terms, and outstanding balances and undisclosed related party transactions. KPMG explained that it would be unable to complete its audit until these potential discrepancies and issues were resolved.

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After learning of the potential serious discrepancies in the Debtor’s financial statements from KPMG, the Debtor appointed the Special Committee of the Board of Directors (“Special Committee”), consisting of the Debtor’s independent directors. The Special Committee worked with various professionals to investigate the financial condition of the Debtor and its business operations. As part of that process, the Special Committee retained O’Melveny & Myers LLP (“OMM”), which was later replaced by the international law firm of Skadden Arps Slate Meagher & Flom LLP (“Special Committee Counsel”), to work with PricewaterhouseCoopers LLP and assist with the investigation. As started by OMM and continued by Special Committee Counsel, the investigation involved company visits, interviews, and the imaging and review of accounting records and other electronic data. Special Committee Counsel provided the Special Committee with regular updates to address issues related to the investigation.

During the course of their investigation, the Special Committee removed former CEO and President Xiangzhi Chen from all positions held at the Debtor. As of the date of the bankruptcy filing, Special Committee Counsel and the Special Committee were not able to complete the investigation because their efforts were obstructed by Mr. Chen and former managers who, on information and belief, have been acting in concert with him. Prior to the commencement of the Chapter 11 Case, Mr. Chen refused to participate in meetings with the Board and the Special Committee, further jeopardizing the Debtor’s business operations and its ability to address the serious issues it is facing.

On April 29, 2011, the Debtor was informed by KPMG that disclosures should be made and action should be taken to prevent future reliance on their previously issued audit reports related to the consolidated balance sheets of the Debtor and its subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008 and 2009.

The Debtor issued a press release on May 5, 2011 announcing the resignation of KPMG and non-reliance on prior financial statements and the Debtor disclosed the non-reliance on prior financial statements in its Current Report on Form 8-K filed on May 5, 2011.

4.	Decision to File for Chapter 11 Protection

Under the power of its formation resolution and applicable law, the Special Committee ultimately determined that the most effective way to continue its investigation, safeguard assets and maximize the value of the Debtor’s Estate for the benefit of its stakeholders was to seek protection under chapter 11 of the Bankruptcy Code in order to continue its investigation and pursue either a sale or a plan, or both, while allowing the Debtor to not be overwhelmed by litigation proceedings and not allowing any changes in the corporate governance structure of the Debtor. The Debtor Filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on August 19, 2011 (the “Petition Date”). The case was filed in the Bankruptcy Court and is administered under Case No BK-11-52649-BTB.

D.	Financial Statements

Unaudited financial statements of the Trust for the three months ended March 31, 2013 and audited financial statements of the Trust for the period from inception to December 31, 2012 (together, the “Trust Financial Statements”) are attached to this Registration Statement.

As of March 31, 2012, the Trust held approximately $3.5 million of assets and $3.2 million of liabilities (including estimated costs to complete the liquidation and litigation). The Trust has not made any distributions to the holders of Trust Interests since its inception.

E.	Reports to Security Holders

As a reporting company under the Exchange Act, the Trust will be required to file with the Securities and Exchange Commission (the “SEC”) quarterly, unaudited and annual audited reports which will show the financial condition of the Trust, including the amount of cash received during the reporting period by the Liquidating Trustee from the liquidation of the Trust Assets. In addition, the Trust will need to file reports with the SEC when certain significant events occur with respect to the Trust, such as the appointment of a successor Liquidating Trustee. Reporting company status should help to ensure that the holders of Trust Interests will have publicly available information about the Trust and will be able to monitor the activities of the Trust on at least a quarterly basis.

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The Trust will also be subject to Section 14(a) of the Exchange Act, which requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to the holders of the Trust Interests at a special or annual meeting thereof or pursuant to a written consent will require the Trust to provide the holders of the Trust Interests with the information outlined in Schedules 14A or 14C of Regulation 14A. Preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are provided to the holders of the Trust Interests.

The public may read and copy any materials that the Trust files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

ITEM 2. SELECTED FINANCIAL INFORMATION

A.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the Financial Statements of the Trust as of March 31, 2013, as of December 31, 2012 and for the period from the Effective Date through December 31, 2012 and the notes thereto, which are attached to this Registration Statement. The following information concerning the Trust’s financial performance and condition should be read in conjunction with the Trust Financial Statements.

This discussion and analysis of the Trust’s net assets in liquidation and changes in net asset in liquidation are based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the liquidation basis of accounting. During preparation of these consolidated financial statements, the Trust is required to make estimates and assumptions that affect the reported amounts of assets at estimated fair value, the reported liquidation liabilities, the estimated liquidating costs, the resolution of current and potential litigation and the fair value of and related disclosure of contingent assets and liabilities. On an on-going basis the Trust evaluates and updates its estimates and assumptions. The Trust bases its estimates and assumptions on historical experience and on various other assumptions that the Trust believes are reasonable under the circumstances. The results for the basis for making judgments about the fair values of assets and liquidation liabilities are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net assets in liquidation remained unchanged from the Effective Date through December 31, 2012. During this period, the Trust made payments on costs to complete the liquidation, there was no increase in Trust assets and the Trust did not make any distributions to holders of Trusts Interests.

From December 31, 2012 to March 31, 2013, net assets in liquidation declined by $909,105 due to an increase in the estimated costs to complete the liquidation. During this period, the Trust made payments on costs to complete the liquidation, there was no increase in Trust assets and the Trust did not make any distributions to holders of Trusts Interests.

As of March 31, 2013, the Trust’s cash and cash equivalents (including restricted cash) totaled $3,288,257. At the same date, the Trust had accrued liabilities of $631,869 and estimated costs to complete the liquidation of $2,584,749. From December 31, 2012, the estimated cost to complete the liquidation increased by $174,749. Since December 31, 2012, costs of $691,267 have been incurred and estimated costs increased by $866,016.

ITEM 3. PROPERTIES

The Trust does not have any materially important physical properties.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A.	The Trust does not have any securities that vote for the election of the Liquidating Trustee and, consequently, does not have any “voting securities” within the meaning of the Exchange Act of 1934, as amended, and the regulations thereunder applicable to the disclosure of 5% holders of voting securities. The Liquidating Trustee is not a beneficial owner of any Beneficial Interests. The Liquidating Trustee has no knowledge of any arrangements which may result in a change of control of the Trust

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The Trust does not have any directors or executive officers. The Liquidating Trustee is required to act in the best interests of the Liquidating Trust Beneficiaries and in furtherance of the purpose of the Trust, and shall use the same degree of care and skill as a prudent person would use under the circumstances.

The decision-making authority for the Trust resides with the Liquidating Trustee and the Liquidating Trust Advisory Board. As more fully described in the Liquidating Trust Agreement, the Liquidating Trustee is primarily responsible for the Trust’s day-to-day operations, and the Liquidating Trust Advisory Board supervises the Liquidating Trustee’s material decisions. The Liquidating Trustee and the members of the Liquidating Trust Advisory Board were appointed in accordance with the Confirmation Order, and each of them will serve in their related capacity until such person’s death, resignation, or removal in accordance with the terms of the Liquidating Trust Agreement. The members of the Liquidating Trust Advisory Board are entities that were appointed by the Bankruptcy Court.

Michael Kang is a Managing Director with Alvarez & Marsal in San Francisco, where he specializes in providing interim management and restructuring advisory services to companies, boards of directors and creditors. Prior to joining Alvarez & Marsal, Mr. Kang worked at Deloitte & Touche LLP and Price Waterhouse LLP. Mr. Kang is a certified public accountant in California, a certified insolvency and restructuring advisor, and a former member of the board of directors of the Turnaround Management Association. Mr. Kang obtained a Bachelors of Arts degree in Business Economics in 1993 from the University of California, Los Angeles – College of Honors and a Masters of Business Administration in 2001 from the University of California, Berkeley – Hass School of Business.

The Liquidating Trustee will serve in that capacity until the earlier of (i) the date that the Trust is dissolved in accordance with Article 6.2(j) of the Plan, and (ii) the date such Liquidating Trustee resigns, is terminated or is otherwise unable to serve, provided, however, that, in the event that the Liquidating Trustee resigns, is terminated or is unable to serve, then the Bankruptcy Court, upon the motion of any party-in-interest, shall approve a successor to serve as the Liquidating Trustee, and such successor Liquidating Trustee shall serve in such capacity until the Trust is dissolved.

There have been no changes in the Liquidating Trustee through the date of this Registration Statement.

ITEM 6. EXECUTIVE COMPENSATION

Pursuant to the Confirmation Order, the Bankruptcy Court approved the Trust’s appointment of Michael Kang as Liquidating Trustee. The terms and conditions of Mr. Kang’s appointment are as set forth in the Liquidating Trust Agreement and are subject to the terms and conditions of an engagement letter with Alvarez & Marsal Holdings LLC (“A&M”). The following description is only a summary and is qualified by reference to the engagement letter, which is filed as Exhibit 10.1 to the Registration Statement.

The compensation of the Liquidating Trustee is based on an hourly rate of $695 per hour. All reasonable out of pocket expenses incurred by the Liquidating Trustee are reimbursable as an expense of the Trust. The Liquidating Trustee is not eligible for any incentive compensation, equity compensation, or other benefits. In addition to providing the services of the Liquidating Trustee, A&M is providing additional personnel to manage the day-to-day operations of the Trust. A&M is compensated based on the hourly rates of the various individuals involved as set forth in the table below. The Chairperson of the Liquidating Trust Advisory Board reviews and approves the fee and expense statement for the Liquidating Trustee and other A&M resources.

Job Title	Hourly Rates
Managing Director	$650 – $850
Director	$450 – $650
Associate	$350 – $450
Analyst	$250 – $350

The Liquidating Trust Advisory Board Members presently have agreed to forgo any compensation for their participation on the Liquidating Trust Advisory Board. Therefore, the Liquidating Trust Advisory Board Members are not owed any compensation at this time. Notwithstanding the foregoing, the Liquidating Trust Advisory Board Members may vote, in the future, to receive compensation and are entitled to such compensation under the Trust Agreement. The Trust Agreement does not establish the amount of compensation to be paid to Liquidating Trust Advisory Board Members.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the authority under the Plan and the Liquidating Trust Agreement, the Trust retained A&M, the professional services firm that employs Michael Kang, the Liquidating Trustee of the Trust, to assist with the day-to-day operations of the Trust in the United States as well as in Asia. Fees charged by Alvarez & Marsal Holdings LLC (and its affiliates) for services from inception to March 31, 2013 approximate $133,381 and include the fees and expenses for services provided by Michael Kang.

The members of the Liquidating Trust Advisory Board, as holders of Class 3 Claims under the Plan and holders of Trust Interests, may receive distributions from the Trust in accordance with the Plan. The amount of distributions to the members of the Liquidating Trust Advisory Board will vary depending on the actions of the Trustee and the proceeds from the Liquidating Trust Assets, and each member of the Liquidating Trust Advisory Board will be treated the same as the other holders of Class 3 Claims in accordance with the Plan.

ITEM 8. LEGAL PROCEEDINGS

As noted in Item 1, the Trust was formed to liquidate the Debtor’s assets, including, without limitation, certain Causes of Action, including those Causes of Action commenced against the PRC Subsidiaries and potentially Causes of Action against certain third parties. The Trust is pursuing certain of the Causes of Action based upon the report of the Debtor’s Special Committee (as described in Item 1).

A.	PRC Litigation

Prior to the formation of the Trust, SDTH, through Faith Bloom, filed civil actions in the PRC against former legal representatives and managers of the PRC subsidiaries of Faith Bloom. The Trust is now responsible for continuing the actions, which have been and will continue to be pursued aggressively. The litigation seeks to effectuate, among other things, the transfer of assets embodying corporate authority under Chinese laws, including the corporate seals, business licenses, and relevant licenses, to Faith Bloom.

1.	Shaanxi Haize Nanomaterials Co., Ltd. (“Shaanxi Haize”)

On December 22, 2011, Faith Bloom, through its Chinese counsel, the Jun He Law Offices (“Jun He”), filed a Statement of Claims with the Intermediate People’s Court of Xianyang, Shaanxi Province (the “Xianyang Court”). Defendants listed in the Statement of Claims include Li Fu, the former general manager and former legal representative of Shaanxi Haize, Ma Zhaowei, a former director of Shaanxi Haize, Chen Xukui, a former director of Shaanxi Haize and Li Shujin, a former director of Shaanxi Haize (Li Fu, Ma Zhaowei, Chen Xukui, and Li Shujin collectively, the “Shaanxi Haize Defendants”).

The Statement of Claims’ demands for relief are: (i) the immediate cessation of the Shaanxi Haize Defendants’ infringement of Shaanxi Haize’s interests; (ii) transfer of all Shaanxi Haize seals, licenses (including business license), financial records, lists of assets, certificates of ownership, employment records, and other records to Faith Bloom; (iii) the Shaanxi Haize Defendants’ assistance in amending records maintained at the applicable Administrations of Industry and Commerce (the “AIC”), including assistance in the registration of a new general manager and legal representative appointed by Faith Bloom; and (iv) litigation costs.

The Statement of Claims was accepted by the Xianyang Court on the filing date, formally commencing the litigation process. The Statement of Claims was amended on August 3, 2012 to dismiss defendants Ma Zhaowei, Chen Xukui, and Li Shujin from the action. Around the same time, defendant Li Fu filed an appeal challenging the Xianyang Court’s jurisdiction over the action. On November 26, 2012, the Higher People’s Court of Shaanxi Province affirmed the Xianyang Court’s finding that the Xianyang Court had jurisdiction over the action.

The hearing before the Xianyang Court took place on January 24, 2013. As of April 10, 2013, the Xianyang Court has yet to issue its verdict.

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2.	Anhui Yuanzhong Nanomaterials Co., Ltd.(“Anhui Yuanzhong”)

On December 23, 2011, Faith Bloom, through its Chinese counsel, filed a Statement of Claims against Chen Bo, the former general manager and legal representative of Anhui Yuanzhong, with the Hefei New and High Tech Zone Court, Anhui Province (the “Hefei Court”).

The Statement of Claims’ demands for relief are: (i) the immediate cessation of Chen Bo’s infringement of Anhui Yuanzhong’s interests; (ii) transfer of all Anhui Yuanzhong’s seals, licenses (including business license), financial records, lists of assets, certificates of ownership, employment records, and other records to Faith Bloom; (iii) Chen Bo’s assistance in amending records maintained at the applicable AIC, including assistance in the registration of a new general manager and legal representative appointed by Faith Bloom; (iv) transferring control of all the assets of Anhui Yuanzhong, including but not limited to bank deposits, cash, machinery equipment, raw materials, spare parts, products, vehicles, buildings, and other relevant assets to Faith Bloom; and (v) litigation costs.

The Statement of Claims was accepted by the Hefei Court on the filing date, formally commencing the litigation process. Around the same time, defendant Chen Bo filed an appeal challenging the Hefei Court’s jurisdiction over the action. On May 24, 2012, the Intermediate People’s Court of Hefei, Anhui Province, affirmed the Hefei Court’s finding that the Hefei Court had jurisdiction over the action.

The hearing before the Hefei Court took place on November 12, 2012 and a verdict was issued on December 13, 2012. The verdict held in favor of Faith Bloom on demands (i), (iii) and (v), referenced above, and held partially in favor of Faith Bloom on demand (ii), referenced above. On April 3, 2013, Jun He was notified by the Hefei Court of Chen Bo’s appeal of the Hefei Court’s verdict.

3.	Shandong Haize Nanomaterials Co., Ltd. (“Shandong Haize”)

On March 19, 2012, Faith Bloom, through its Chinese counsel, filed a Statement of Claims against Du Lei, the former general manager and former legal representative of Shandong Haize, with the Intermediate People’s Court of Tai’an, Shandong Province (the “Tai’an Court”).

The Statement of Claims’ demands for relief are: (i) the immediate cessation of Du Lei’s illegal possession and control of Shandong Haize chops, licenses and certificates; (ii) the return of Shandong Haize chops, certificates, and licenses to Faith Bloom; (iii) Du Lei’s assistance in amending records maintained at the applicable AIC, including assistance in the registration of a new general manager and legal representative appointed by Faith Bloom; and (iv) litigation costs.

The Statement of Claims was accepted by the Tai’an Court on the filing date, formally commencing the litigation process. The Tai’an Court’s service of process to Du Lei having been unsuccessful, the Tai’an Court issued service constructively via public announcement on March 9, 2013.

4.	Shandong Bangsheng Chemical Co., Ltd. (“Shandong Bangsheng”)

On March 19, 2012, Faith Bloom, through its Chinese counsel, filed a Statement of Claims against Chen Xukui, the former general manager and former legal representative of Shandong Bangsheng, with the Tai’an Court.

The Statement of Claims’ demands for relief are: (i) the immediate cessation of Chen Xukui’s illegal possession and control of Shandong Bangsheng chops, licenses and certificates; (ii) the return of Shandong Bangsheng chops, certificates, and licenses to Faith Bloom; (iii) Chen Xukui’s assistance in amending records maintained at the applicable AIC, including assistance in the registration of a new general manager and legal representative appointed by Faith Bloom; and (iv) litigation costs.

The Statement of Claims was accepted by the Tai’an Court on the filing date, formally commencing the litigation process. The Tai’an Court’s service of process to Chen Xukui having been unsuccessful, the Tai’an Court issued service constructively via public announcement on March 9, 2013.

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5.	Zibo Jiaze Nanomaterials Co., Ltd. (“Zibo Jiaze”)

On July 27, 2012, Faith Bloom, through its Chinese counsel, filed a Statement of Claims with the Zibo New and High Tech Zone Court, Shandong Province (the “Zibo Court”). Defendants listed in the Statement of Claims include Xu Xiqing, the former executive director Zibo Jiaze, Chi Fei, the former general manager and legal representative of Zibo Jiaze, and Zhao Tonglei, the former supervisor of Zibo Jiaze (Xu Xiqing, Chi Fei, and Zhao Tonglei collectively, the “Zibo Jiaze Defendants”).

The Statement of Claims’ demands for relief are: (i) the return of all Zibo Jiaze’s seals, licenses (including business license), and records to Faith Bloom; (ii) the Zibo Jiaze Defendants’ assistance in amending records maintained at the applicable AIC, including assistance in the registration of a new general manager, legal representative, and supervisor appointed by Faith Bloom; and (iii) litigation costs.

The Statement of Claims was accepted by the Zibo Court on the filing date, formally commencing the litigation process. The Zibo Court’s service of process to the Zibo Jiaze Defendants having been unsuccessful, the Zibo Court issued service constructively via public announcement on February 20, 2013. The first hearing is scheduled to occur on May 24, 2013, however there is no guaranty that this hearing will take place on such date.

B.	Third-Party Litigation

The Trust continues working to identify potential third-party targets for additional recovery of funds. To the extent the Trust succeeds in prosecuting claims against or settling claims with such third-party targets, any funds recovered therefrom would constitute Liquidating Trust Assets.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Trust Interests are not listed on any securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System. No established public trading market exists with respect to the Trust Interests, and the Trust does not expect an established public trading market to develop. The Trust has not agreed to register the Trust Interests under the Securities Act. The Trust believes that it has more than 2,000 holders of Trust Interests.

None of the Trust Interests are subject to outstanding options or warrants to purchase, or securities convertible into, Trust Interests and no Trust Interests are authorized for issuance under any equity compensation plans. The Trust does not pay any cash dividends and does not intend to pay any cash dividends.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The Trust’s securities were issued pursuant to the Plan, and their issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 1145 of the Bankruptcy Code.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Each of the holders of the Trust Interests has the same rights as the other holders, except with respect to payment of Distributions.

A.	Distributions

The Liquidating Trustee will, if necessary in his judgment, make periodic and final distributions of the proceeds of the Liquidating Trust Assets to the holders of the Trust Interests. In accordance with the Plan, the holders of the Trust Interests are divided into several “Classes” based on their Claims and Equity Interests. These Claims take into account the differing nature and priority of Claims against and Equity Interests in the Debtor and based on the priorities described in Article IV of the Plan will receive their pro rata share of Liquidating Trust Assets remaining after payment in cash and/or other distributable property.

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B.	Dividends

The Trust does not pay any dividends.

C.	Voting

The Trust Interests do not have voting rights.

D.	Uncertified Interests and Transfers

The Trust Interests are not represented by certificates and are not transferable (including, without limitation, by sale, exchange, gift, pledge or creation of a security interest), except by operation of law upon death of a holder.

E.	Other Rights and Restrictions

Holders of Trust Interest do not have preemptive rights or any right to convert their Trust Interests into any other securities. The Trust Interests are not subject to redemption by the Trust.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Liquidating Trust Agreement provides that the Liquidating Trustee, the Liquidating Trust Advisory Board and each member thereof (the “Indemnified Parties”), shall be indemnified and held harmless from and against all liabilities, losses, damages, claims, costs, and expenses (including reasonable attorney’s fees, disbursements, and related expenses), which the Indemnified Parties may incur or to which the Indemnified Parties may become subject to in connection with any action, suit, proceeding, or investigation brought by or threatened against the Indemnified Parties arising out of or due to their acts or omissions or consequences of such acts or omissions, with respect to the implementation or administration of the Trust or the Plan or the discharge of their duties thereunder, provided, however, that no such indemnification will be made to the Indemnified Parties for actions or omissions as a result of their willful misconduct, gross negligence, or fraud, or any other conduct for which the Indemnified Parties cannot be relieved from liability under the Nevada Revised Statutes § 163.160.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Trust Financial Statements filed with this Registration Statement are attached as Appendix A hereto.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

a)	Financial Statements

The Trust Financial Statements filed with this Registration Statement are included as Appendix A hereto, as follows: ShengdaTech Liquidating Trust Financial Statements as of March 31, 2013; ShengdaTech Liquidating Trust Financial Statements as of December 31, 2012.

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b)	Exhibits

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit 2.1	First Amended Chapter 11 Plan of Reorganization (incorporated by reference to our Registration Statement on Form 10-12G filed on April 30, 2013)

Exhibit 2.2	First Amended Disclosure Statement for the First Amended Chapter 11 Plan of Reorganization (incorporated by reference to our Registration Statement on Form 10-12G filed on April 30, 2013)

Exhibit 4.1	Liquidating Trust Agreement, dated as of October 17, 2012 (incorporated by reference to our Registration Statement on Form 10-12G filed on April 30, 2013)

Exhibit 10.1	Engagement Letter with Alvarez & Marsal Holdings LLC (incorporated by reference to our Registration Statement on Form 10-12G filed on April 30, 2013)

Exhibit 99.1	Order Confirming First Amended Chapter 11 Plan of Reorganization*

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on

June 6, 2013

SHENGDATECH LIQUIDATING TRUST

/s/ Michael Kang
Name: Michael Kang
Title: Trustee

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SHENGDATECH LIQUIDATING TRUST

STATEMENT OF NET ASSETS AVAILABLE FOR LIQUIDATION

March 31, 2013 and December 31, 2012

(Liquidation Basis)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$2,422,241	$2,855,771
Restricted Cash	866,016	866,016
Professional retainers	266,000	291,000
Total assets	3,554,257	4,012,787

Liabilities
Payables and accrued liabilities	631,869	356,043
Estimated costs to complete liquidation	2,584,749	2,410,000
Total liabilities	3,216,618	2,766,043

Net assets in liquidation	$337,639	$1,246,744

See accompanying notes to financial statements

SHENGDATECH LIQUIDATING TRUST

STATEMENT OF LIQUIDATING ACTIVITIES

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(Liquidation Basis)

Net assets in liquidation - December 31, 2012	$1,246,744

Decreases in net assets:
Amortization of professional retainers	(10,066)
Administrative expenses and professional fees paid	(448,464)
Accrued administrative expenses and professional fees	(275,826)
Changes in estimated costs to complete liquidation	(174,749)
Decrease in net assets in liquidation	(909,105)

Net assets in liquidation - March 31, 2013	$337,639

See accompanying notes to financial statements

SHENGDATECH LIQUIDATING TRUST

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The ShengdaTech Liquidating Trust (the “Trust”) was formed pursuant to the First Amended Chapter 11 Plan of Reorganization (the “Plan”) of ShendgaTech, Inc. (the “Debtor” or “Company”). The Plan was confirmed on October 02, 2012 and became effective on October 17, 2012 (the “Effective Date”).

On the Effective Date, the Company automatically transferred to the Trust all of its right, title, and interest in and to all of the Trust Assets (defined to include all assets of the Company, including, without limitation, (i) cash in the Company’s bank account on the Effective Date, (ii) the Company’s equity interests in Faith Bloom Limited (“Faith Bloom”), a company formed under the laws of the British Virgin Islands, (iii) all claims held by the Company against Faith Bloom and Faith Bloom’s subsidiaries (the “PRC Subsidiaries”), (iv) the Company’s interest in certain directors and officers insurance policies, if transferable, and the proceeds thereof, (v) all Claims and causes of action held by the Company and (vi) any other assets of the Company that are recovered by the Trust and the proceeds thereof). The Trust will distribute the proceeds that are obtained from the Trust Assets to the Trust Beneficiaries (defined to include holders of Claims and Equity Interests under the Plan), in accordance with the distribution procedures and priorities set forth in the Plan.

Unlike an operating company, the Trust has no officers, directors or employees. Rather, the Trust is administered by the Liquidating Trustee, with consultation from the Liquidating Trust Advisory Board from time to time. The Trust does not engage in the conduct of a trade or business and is restricted from doing so based upon provisions of the Internal Revenue Code. The Trust also has no shareholders. It does have holders of beneficial interests in the Trust. Such holders include all creditors and former shareholders of the Company.

In accordance with the Trust Agreement and the Plan, the Trust, in its discretion, will pursue the Company’s outstanding litigation in the People’s Republic of China (the “PRC”), pursue any other litigation (including against former officers and directors), hold and ultimately sell the Company’s shares of Faith Bloom, execute, process and facilitate available distributions to holders of claims (“Claims”) and equity interests (“Equity Interests”) under the Plan, and resolve disputed Claims and Equity Interests. The Trust remains subject to the jurisdiction of the Bankruptcy Court through the term of its existence.

BASIS OF PRESENTATION

These financial statements include the accounts of the Trust. The Trust’s investments in certain wholly-owned entities are included in these financial statements at their estimated fair value since the Trust hopes to liquidate the investment by obtaining control of the businesses and selling them as going concerns.

These financial statements have been prepared based on the liquidation basis of accounting, accordingly assets and liabilities have been recorded at estimated fair values. In accordance with the liquidation basis of accounting, the financial statements reflect the estimated costs of liquidating the assets and distributing the proceeds to holders of beneficial interests.

CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS

The Trust considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Trust maintains one operating account with a balance in excess of federally insured limits. The balance at March 31, 2013 was entirely held in cash.

TRUST ASSETS

The net assets of the Trust are carried at estimated fair values. The primary assets of the Trust, which were transferred from the Debtor, are cash and shares in Faith Bloom.

Faith Bloom, which is wholly owned, does not have operations and serves as a holding company and direct parent of the following entities formed under the laws of the PRC: Shandong Haize Nanomaterials Co., Ltd. (“Shandong Haize”), Shandong Bangsheng Chemical Co., Ltd. (“Shandong Bangsheng”), Shaanxi Haize Nanomaterials Co., Ltd. (“Shaanxi Haize”), Zibo Jiaze Nanomaterials Co., Ltd. (“Zibo Jiaze”) and Anhui Yuanzhong Nanomaterials Co., Ltd. (“Anhui Yuanzhong,” and together with Shandong Haize, Shandong Bangsheng, Shaanxi Haize, Zibo Jiaze, the “PRC Subsidiaries”). While all of the PRC Subsidiaries but Shandong Bangsheng are believed to be operating entities manufacturing a specialty additive known as nano-precipitated calcium carbonate, the Trust does not have control over the PRC Subsidiaries.

The Debtor’s and the Trust’s attempts to exercise control over the PRC Subsidiaries have been thwarted by a deliberate and sustained pattern of conduct designed to limit the Trust’s legal and operational control over the PRC Subsidiaries. The Trust has pending litigation in China to obtain legal control over the subsidiaries as well as to obtain possession of the books and records. Since the Chinese authorities currently do not recognize the Company’s or the Trust’s legitimate status as legal representatives of the PRC Subsidiaries, the Trust does not have legal or operational control over the PRC Subsidiaries and is unable to sell or liquidate the related assets. Because of the significant uncertainties associated with estimating the probability and timing of realizing value from the Faith Bloom equity it is not practical to estimate its fair value.

In addition to the assets described above, the Trust also holds certain contingent asset claims, such as claims against the former Directors and Officers of the Debtor, and claims against former accountants and other professionals. Because of the significant uncertainties associated with estimating the probability and timing of cash flows related to these claims, it is not practical to estimate their fair value. There can be no assurance that the Trust will realize any value of such contingent asset claims.

The fair value of Trust assets is reassessed at least quarterly and adjustments to estimated fair values are reflected in the period in which they become known.

OTHER LIQUIDATION LIABILITEIS

Accounts payable and accrued liabilities are reflected at their estimated settlement amounts which in the opinion of the Trust approximate their fair value.

ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimated costs to complete liquidation and litigation represents the estimated cash costs of operating the Trust through December 31, 2013. These costs, which include litigation costs, professional fees, and other related costs, are estimated based on various assumptions. Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

INCOME TAXES

The Trust is treated as a grantor trust and not a corporation. Accordingly, any income or loss of the Trust will not be taxable to the Trust but will be taxable to the holders of beneficial interests in the Trust, as if such holders had themselves realized the income or loss from their pro rata interest in the Trust assets.

USE OF ESTIMATES

Management of the Trust has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Under the liquidation basis of accounting, assets and liabilities have been recorded at their estimated fair values. Given there is inherent uncertainty in the valuation process, the amounts actually realized or settled could be materially different from those reflected in the accompanying consolidated financial statements.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Management does not believe that any recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Trust’s consolidated financial statements.

2. CASH AND CASH EQUIVALENTS

The Trust maintains a majority of its cash balance in a single operating account in the United States in excess of federally insured limits. As of March 31, 2013 the cash balance was $3,288,257. Of this balance $2,343,874 was generally available cash held in the United States, and $866,016 was in the same US account but has restricted uses (Note 3), and $78,367 was held by Faith Bloom in accounts in the PRC over which Faith Bloom and the Trust have control.

3. RESTRICTED CASH

Restricted Cash includes amounts relating to the Debtor's Motion for Entry of Order Pursuant to Bankruptcy Rule 9019 filed with the Court and the Implementation Agreement filed under seal both on July 13, 2012.  See United States Bankruptcy Court District of Nevada, case no. 11-52649, docket nos. 551, 554, 555 and 607.

4. PROFESSIONAL RETAINERS

The Trust has retained a number of professional services firms to assist with its duties and obligations. As of March 31, 2013 three of these professional services firms kept retainers pursuant to their engagement letters totaling $266,000. These retainers will either be used to offset future professional fees and expenses or will be returned to the Trust.

5. OTHER TRUST ASSETS

The net assets of the Trust are carried at estimated fair values. Other than cash and the professional retainers, the Trust also holds 100% of the equity in Faith Bloom. Faith Bloom, which is wholly owned, does not have operations and serves as a holding company and direct parent of the PRC Subsidiaries. While all of the PRC Subsidiaries but Shandong Bangsheng are believed to be operating entities manufacturing a specialty additive known as nano-precipitated calcium carbonate, the Trust does not have control over the PRC Subsidiaries.

The Debtor and the Trust’s attempts to exercise control over the PRC Subsidiaries have been thwarted by a deliberate and sustained pattern of conduct designed to limit the Trust’s legal and operational control over the PRC Subsidiaries. The Trust has pending litigation in China to obtain legal control over the subsidiaries as well as to obtain possession of the books and records. Since the Chinese authorities currently do not recognize the Company’s or the Trust’s legitimate status as legal representatives of the PRC Subsidiaries, the Trust does not have legal or operational control over the PRC Subsidiaries and is unable to sell or liquidate the related assets. Because of the significant uncertainties associated with estimating the probability and timing of realizing value from the Faith Bloom equity it is not practical to estimate its fair value.

6. PAYABLES AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities of $631,869 consist primarily of incurred but unpaid professional fees and expenses. Of this balance, $364,628 will be paid with the Trust’s restricted cash.

7. ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

As of March 31, 2012 the estimate of costs to complete the liquidation of the Trust Assets is $2,584,749 and such amount represents the estimated costs of operating the Trust through December 31, 2013. These costs, which include litigation costs, professional fees, and other related costs, are estimated based on various assumptions. Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

8. DISTRIBUTIONS

The Trust has not made any distributions since its inception on October 17, 2012.

9. CASH RECEIPTS AND DISBURSEMENTS

On the Effective Date, the Trust received cash in the amount of $4,928,564 (which excludes the $78,367 held by Faith Bloom). Since then the Trust has not received any net cash proceeds. Conversely between October 17, 2012 (inception) and March 31, 2013, the Trust paid out $1,733,674 to various Trust creditors including, $683,196 for Trust operating expenses and $1,054,478 for final fee applications of professionals retained in the Debtor’s Chapter 11 case and other opening Trust liabilities. During this same period total professional retainers decreased by $15,000.

10. RELATED PARTY TRANSACTIONS

Alvarez & Marsal North American LLP (“A&M”) serves as financial advisor to the Trust. Michael Kang, the Liquidating Trustee, is a Managing Director at A&M. From Inception through March 31, 2013, A&M has been paid $133,381 and has estimated unpaid fees and expenses of $102,373, which is included in payables and accrued liabilities.

11. SUBSEQUENT EVENTS

The Trust has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued and no material subsequent events were found.

Report of Independent Registered Public Accounting Firm

The Trustee of

ShengdaTech Liquidating Trust

We have audited the accompanying statement of net assets in liquidation (liquidation basis) of ShengdaTech Liquidating Trust (the “Trust”) as of December 31, 2012, and the related statement of changes in net assets in liquidation (liquidation basis) for the period from October 17, 2012 (inception) through December 31, 2012. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the United States Bankruptcy Court for the District of Nevada approved a plan of reorganization for ShengdaTech, Inc. on October 2, 2012, pursuant to which the Trust was formed and became responsible for liquidating the remaining assets of ShengdaTech, Inc. As a result, the Trust’s basis of accounting for periods commencing October 17, 2012 (the date on which the Trust was formed) is a liquidation basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation (liquidation basis) of the Trust as of December 31, 2012 and their changes in net assets in liquidation for the period from October 17, 2012 (inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP

New York, New York

April 30, 2013

SHENGDATECH LIQUIDATING TRUST

STATEMENT OF NET ASSETS AVAILABLE FOR LIQUIDATION

December 31, 2012

Assets
Cash and cash equivalents	$2,855,771
Restricted Cash	866,016
Professional retainers	291,000
Total assets	4,012,787
Liabilities
Payables and accrued liabilities	356,043
Costs to complete liquidation	2,410,000
Total liabilities	2,766,043

Net assets in liquidation	$1,246,744

See accompanying notes to financial statements

SHENGDATECH LIQUIDATING TRUST

STATEMENT OF LIQUIDATING ACTIVITIES

OCTOBER 17, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012

Changes in fair value of trust assets	$(1,275,145)
Changes in fair value of costs to complete liquidation	1,275,145
Increase in net assets in liquidation before adjustments	-
Adjustments of estimated values	-
Increase in net assets in liquidation	-
Beginning net assets in liquidation	1,246,743
Ending net assets in liquidation	$1,246,743

See accompanying notes to financial statements

SHENGDATECH LIQUIDATING TRUST

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The ShengdaTech Liquidating Trust (the “Trust”) was formed pursuant to the First Amended Chapter 11 Plan of Reorganization (the “Plan”) of ShendgaTech, Inc. (the “Debtor” or “Company”). The Plan was confirmed on October 02, 2012 and became effective on October 17, 2012 (the “Effective Date”).

On the Effective Date, the Company automatically transferred to the Trust all of its right, title, and interest in and to all of the Trust Assets (defined to include all assets of the Company, including, without limitation, (i) cash in the Company’s bank account on the Effective Date, (ii) the Company’s equity interests in Faith Bloom Limited (“Faith Bloom”), a company formed under the laws of the British Virgin Islands, (iii) all claims held by the Company against Faith Bloom and Faith Bloom’s subsidiaries (the “PRC Subsidiaries”), (iv) the Company’s interest in certain directors and officers insurance policies, if transferable, and the proceeds thereof, (v) all Claims and causes of action held by the Company and (vi) any other assets of the Company that are recovered by the Trust and the proceeds thereof). The Trust will distribute the proceeds that are obtained from the Trust Assets to the Trust Beneficiaries (defined to include holders of Claims and Equity Interests under the Plan), in accordance with the distribution procedures and priorities set forth in the Plan.

Unlike an operating company, the Trust has no officers, directors or employees. Rather, the Trust is administered by the Liquidating Trustee, with consultation from the Liquidating Trust Advisory Board from time to time. The Trust does not engage in the conduct of a trade or business and is restricted from doing so based upon provisions of the Internal Revenue Code. The Trust also has no shareholders. It does have holders of beneficial interests in the Trust. Such holders include all creditors and former shareholders of the Company.

In accordance with the Trust Agreement and the Plan, the Trust, in its discretion, will pursue the Company’s outstanding litigation in the People’s Republic of China (the “PRC”), pursue any other litigation (including against former officers and directors), hold and ultimately sell the Company’s shares of Faith Bloom, execute, process and facilitate available distributions to holders of claims (“Claims”) and equity interests (“Equity Interests”) under the Plan, and resolve disputed Claims and Equity Interests. The Trust remains subject to the jurisdiction of the Bankruptcy Court through the term of its existence.

BASIS OF PRESENTATION

These financial statements include the accounts of the Trust. The Trust’s investments in certain wholly-owned entities are included in these financial statements at their estimated fair value since the Trust hopes to liquidate the investment by obtaining control of the businesses and selling them as going concerns.

These financial statements have been prepared based on the liquidation basis of accounting, accordingly assets and liabilities have been recorded at estimated fair values. In accordance with the liquidation basis of accounting, the financial statements reflect the estimated costs of liquidating the assets and distributing the proceeds to holders of beneficial interests.

CASH EQUIVALENTS AND RESTRUCTED CASH AND CASH EQUIVALENTS

The Trust considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Trust maintains one operating account with a balance in excess of federally insured limits. The balance at December 31, 2012 was entirely held in cash.

TRUST ASSETS

The net assets of the Trust are carried at estimated fair values. The primary assets of the Trust, which were transferred from the Debtor, are cash and shares in Faith Bloom.

Faith Bloom, which is wholly owned, does not have operations and serves as a holding company and direct parent of the following entities formed under the laws of the PRC: Shandong Haize Nanomaterials Co., Ltd. (“Shandong Haize”), Shandong Bangsheng Chemical Co., Ltd. (“Shandong Bangsheng”), Shaanxi Haize Nanomaterials Co., Ltd. (“Shaanxi Haize”), Zibo Jiaze Nanomaterials Co., Ltd. (“Zibo Jiaze”) and Anhui Yuanzhong Nanomaterials Co., Ltd. (“Anhui Yuanzhong,” and together with Shandong Haize, Shandong Bangsheng, Shaanxi Haize, Zibo Jiaze, the “PRC Subsidiaries”). While all of the PRC Subsidiaries but Shandong Bangsheng are believed to be operating entities manufacturing a specialty additive known as nano-precipitated calcium carbonate, the Trust does not have control over the PRC Subsidiaries.

The Debtor’s and the Trust’s attempts to exercise control over the PRC Subsidiaries have been thwarted by a deliberate and sustained pattern of conduct designed to limit the Trust’s legal and operational control over the PRC Subsidiaries. The Trust has pending litigation in China to obtain legal control over the subsidiaries as well as to obtain possession of the books and records. Since the Chinese authorities currently do not recognize the Company’s or the Trust’s legitimate status as legal representatives of the PRC Subsidiaries, the Trust does not have legal or operational control over the PRC Subsidiaries and is unable to sell or liquidate the related assets. Because of the significant uncertainties associated with estimating the probability and timing of realizing value from the Faith Bloom equity it is not practical to estimate its fair value.

In addition to the assets described above, the Trust also holds certain contingent asset claims, such as claims against the former Directors and Officers of the Debtor, and claims against former accountants and other professionals. Because of the significant uncertainties associated with estimating the probability and timing of cash flows related to these claims, it is not practical to estimate their fair value. There can be no assurance that the Trust will realize any value of such contingent asset claims.

The fair value of Trust assets is reassessed at least quarterly and adjustments to estimated fair values are reflected in the period in which they become known.

OTHER LIQUIDATION LIABILITEIS

Accounts payable and accrued liabilities are reflected at their estimated settlement amounts which in the opinion of the Trust approximate their fair value.

ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimated costs to complete liquidation and litigation represents the estimated cash costs of operating the Trust through December 31, 2013. These costs, which include litigation costs, professional fees, and other related costs, are estimated based on various assumptions. Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

INCOME TAXES

The Trust is treated as a grantor trust and not a corporation. Accordingly, any income or loss of the Trust will not be taxable to the Trust but will be taxable to the holders of beneficial interests in the Trust, as if such holders had themselves realized the income or loss from their pro rata interest in the Trust assets.

USE OF ESTIMATES

Management of the Trust has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Under the liquidation basis of accounting, assets and liabilities have been recorded at their estimated fair values. Given there is inherent uncertainty in the valuation process, the amounts actually realized or settled could be materially different from those reflected in the accompanying consolidated financial statements.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Management does not believe that any recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Trust’s consolidated financial statements.

2. CASH AND CASH EQUIVALENTS

The Trust maintains a cash balance in a single operating account in excess of federally insured limits. As of December 31, 2012 the balance in the operating account was $3,721,787. Of this balance $2,777,403 was generally available cash held in the United States, $866,016 was in the same US account but has restricted uses (Note 3), and $78,367 was held by Faith Bloom in accounts in the PRC over which Faith Bloom and the Trust have control.

3. RESTRICTED CASH

Restricted Cash includes amounts relating to the Debtor's Motion for Entry of Order Pursuant to Bankruptcy Rule 9019 filed with the Court and the Implementation Agreement filed under seal both on July 13, 2012.  See United States Bankruptcy Court District of Nevada, case no. 11-52649, docket nos. 551, 554, 555 and 607.

4. PROFESSIONAL RETAINERS

The Trust has retained a number of professional services firms to assist with its duties and obligations. As of December 31, 2012 three of these professional services firms kept retainers pursuant to their engagement letters totaling $291,000. These retainers will either be used to offset future professional fees and expenses or will be returned to the Trust.

5. OTHER TRUST ASSETS

The net assets of the Trust are carried at estimated fair values. Other than cash and the professional retainers, the Trust also holds 100% of the equity in Faith Bloom. Faith Bloom, which is wholly owned, does not have operations and serves as a holding company and direct parent of the PRC Subsidiaries. While all of the PRC Subsidiaries but Shandong Bangsheng are believed to be operating entities manufacturing a specialty additive known as nano-precipitated calcium carbonate, the Trust does not have control over the PRC Subsidiaries.

The Debtor and the Trust’s attempts to exercise control over the PRC Subsidiaries have been thwarted by a deliberate and sustained pattern of conduct designed to limit the Trust’s legal and operational control over the PRC Subsidiaries. The Trust has pending litigation in China to obtain legal control over the subsidiaries as well as to obtain possession of the books and records. Since the Chinese authorities currently do not recognize the Company’s or the Trust’s legitimate status as legal representatives of the PRC Subsidiaries, the Trust does not have legal or operational control over the PRC Subsidiaries and is unable to sell or liquidate the related assets. Because of the significant uncertainties associated with estimating the probability and timing of realizing value from the Faith Bloom equity it is not practical to estimate its fair value.

6. PAYABLES AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities of $356,043 consist primarily of incurred but unpaid professional fees and expenses.

7. ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimate of costs to complete the liquidation of the Trust Assets is $2,401,000 and such amount represents the estimated costs of operating the Trust through December 31, 2013. These costs, which include litigation costs, professional fees, and other related costs, are estimated based on various assumptions. Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

8. DISTRIBUTIONS

The Trust has not made any distributions since its inception on October 17, 2012.

9. CASH RECEIPTS AND DISBURSEMENTS

On the Effective Date, the Trust received cash in the amount of $4,928,564. Since then the Trust has not received any net cash proceeds. Conversely between October 17, 2012 (inception) and December 31, 2012, the Trust paid out $1,285,145 to various Trust creditors including, $253,861 for Trust operating expenses and $1,021,283 for final fee applications of professionals retained in the Debtor’s Chapter 11 case.

10. RELATED PARTY TRANSACTIONS

Alvarez & Marsal North American LLP (“A&M”) serves as financial advisor to the Trust. Michael Kang, the Liquidating Trustee, is a Managing Director at A&M. At December 31, 2012, the accrued expenses and other liabilities of the Trust included $113,544.11 for amounts owed A&M for its work from inception of the Trust through December 31, 2012.

11. SUBSEQUENT EVENTS

The Trust has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued and no material subsequent events were found.

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